EXHIBIT 11.1

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                                                           THREE           NINE
                                                                                                        MONTHS ENDED   MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,               SEPTEMBER 29,  SEPTEMBER 29,
                                                     -------------------------------------------------
                                                         1993             1994              1995              1996            1996
                                                         ----             ----              ----              ----            ----

Income per share calculations:

Income before extraordinary item                      $     235,188    $     281,102     $  1,765,118     $   540,831   $ 1,755,250

Extraordinary item                                                -                -                -          64,290        64,290
                                                     --------------   --------------    --------------   --------------   ----------

Net income                                            $     235,188    $     281,102     $  1,765,118     $    476,541   $1,690,960
                                                     ==============   ==============    ==============   ==============   ==========

Weighted average number of common
 and common equivalent shares are as follows:
     Weighted average common
        shares outstanding                                                                   3,183,839      11,655,779    9,658,872
     Shares issued from assumed
        exercise of options and
        warrants (1)                                                                           211,161         194,221      245,128
                                                     --------------   --------------    --------------   --------------   ----------
     Weighted average number
        of shares outstanding                             N/A              N/A               3,395,000      11,850,000    9,904,000
                                                     ==============   ==============    ==============   ==============   ==========

Income per common and common equivalent shares:

     Income before extraordinary item                                                    $       0.52 $           0.05   $     0.18

     Extraordinary item                                                                             -             0.01         0.01
                                                     --------------   --------------    --------------   --------------   ----------

     Net income                                           N/A              N/A           $       0.52 $            0.04  $     0.17
                                                     ==============   ==============    ==============   ==============   ==========

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(1)  Shares issued from assumed exercise of options and warrants include the number of incremental shares which would result from applying the "treasury stock method" for options and warrants, APB 15, paragraph 38 and Staff
     Accouting Bulletin No. 83.